Exhibit 10.98

AMENDMENT TO RESTRICTED STOCK AWARD CONTRACT

The Restricted Stock Award Contract between HCI Group, Inc. (formerly Homeowners Choice, Inc.) and Jim Macchiarola having a grant date of November 12, 2013 and by which 24,000 shares of HCI Group, Inc. restricted stock were awarded to Mr. Macchiarola is hereby amended so that the portions of the award relating to (i) 6,000 shares that would vest one year after the Fair Market Value equals or exceeds $50 per share for 20 consecutive trading days and (ii) 6,000 shares that would vest one year after the Fair Market Value equals or exceeds $95 per share for 20 consecutive trading days are both cancelled effective March 2, 2016.

Agreed to this 2nd day of March 2016.

Jim Macchiarola

HCI Group, Inc.

By:
Paresh Patel, Chief Executive Officer